EXHIBIT 10.4

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

99 Park Avenue, 16th Floor

New York, New York 10016

December 19, 2007

To:	Dmitry Vilbaum

Re: Waiver of Employee Compensation

Dear Dmitry:

This letter is intended to confirm our agreement with you regarding the waiver of certain compensation. As you have been informed by us, Terra Energy & Resource Technologies, Inc. (the “Company”), expects to enter into a Securities Purchase Agreement with at third party, Esterna Ltd, which is anticipated to close in December 2007 (the “Purchase Agreement”). As a material inducement to Esterna to enter into the Purchase Agreement and other good and valuable consideration the receipt of which is hereby acknowledged, the Company and its subsidiaries and related entities (collectively, with the Company, the “Affiliated Entities”) wish to confirm with you that you have agreed on behalf of yourself, your heirs, privies, executors, administrators, estate, agents and assigns to waive all claims or demands for salary due and unpaid, whether or not due in connection with that certain Employment Agreement dated as of June 13, 2005, as may have been amended and supplemented to date, between the Company and you, that you are entitled to receive from any Affiliated Entity from the beginning of time through the date of the first closing under the Purchase Agreement, which amount totaled $157,212 as of December 4, 2007. In addition, you, on behalf of yourself, your heirs, privies, executors, administrators, estate, agent and assigns release and forever discharge the Affiliated Entities and their respective shareholders, officers, directors, estates, affiliates, assigns, successors-in-interest, agents, advisors and employees (collectively, the “Released Parties”), from any and all actions, causes of action and claims whatsoever, known or unknown, suspected or unsuspected, you have ever had, now have, or shall have against any of the Released Parties from the beginning of time through the date of the first closing under the Purchase Agreement for obligations and payments due for salary due and unpaid that you are entitled to receive from any Affiliated Entity.

This waiver and release is subject to your continued employment by any Affiliated Entity for a period of at least 18 months, unless terminated for cause or voluntarily terminated by you; provided, however, that this provision and condition subsequent shall be null and void and superseded by the terms of any employment agreement between the parties that is effective upon a closing under the Purchase Agreement. “Cause” in this regard shall be defined as willful misconduct, gross negligence, absence for more than twenty consecutive business days, theft, conviction of or a plea of nolo contendre to a crime involving fraud or moral turpitude or competing, directly or indirectly, with an Affiliated Entity.

The terms hereof, our understanding and your waiver, are subject to the first closing of the transaction contemplated by the Purchase Agreement. This agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York, and enforced in the courts located in the New York County in the State of New York.

Please confirm your agreement to the foregoing by signing this Letter in the space provided for below.

Sincerely,

Terra Energy & Resource Technologies, Inc.

(on behalf of itself and the Affiliated Entities)

By: /s/ Ivan Railyan
Name:	Ivan Railyan
Title:	Director

Agreed to and confirmed:

/s/ Dmitry Vilbaum

Dmitry Vilbaum

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